Exhibit 10.2
Executive Annual Incentive Plan
Fiscal Year 2009
Plan Name: PLATO Learning FY 2009 Executive Annual Incentive Plan (“the Plan”).
Plan Effective Date: The plan will be effective for the fiscal year beginning November 1, 2008.
Plan Structure: Eligible Participants will be provided an opportunity to earn a total incentive, expressed as a percent of salary. Part of the total opportunity will be payable in cash (the “Cash Incentive”) and Performance Shares (the “Performance Share Incentive”) based on the achievement of predetermined financial goals as specified in this plan, and the remainder is payable in the form of a time-vested stock option grant. The Plan also provides for a payout modifier at the discretion of the Compensation Committee.
Eligibility and Incentive Targets: Listed in the table below are the executives eligible to participate in the Plan (each a “Participant”) and their respective target incentive opportunities expressed as a percentage of the Participant’s annual base salary as of October 31, 2009.

	Target Cash	Target Stock	Target
	Incentive (% of	Incentive (% of	Performance	Stock
Executive Job Title	Base Salary)	Base Salary)	Shares (1)	Options(2)
President & CEO	60%	90%	102,000	255,000
Chief Financial Officer	40%	60%	45,700	114,200
Chief Technology Officer	40%	60%	44,000	109,900
Vice President, Customer Experience	30%	40%	23,300	58,100
Vice President, Human Resources	30%	40%	22,700	56,700

Total			237,700	593,900

Total Target Stock Incentive is split between performance shares and stock options, and calculated as follows:

(1)	target performance shares are equal to the dollar value of the Target Stock Incentive times 50% divided by $1.72 (average market price last 10 days of FY08) and (2) stock options are equal to performance shares times a conversion ratio of 2.5 stock options per 1 performance share and rounded to the nearest 00
Performance Measures: The actual amount of Cash and Performance Share Incentive awards will be determined based upon company achievement of the following four performance measures:
•	Free Cash Flow

•	Revenue

•	Operating Income (or Loss)

•	PLE Customer Renewal Rate

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Total Incentive Components:

1.	Cash Incentive Goal:	•	50% Free Cash Flow (FCF)

		•	50% Revenue Achievement
The pre-adjustment value of the Cash Incentive will be determined from two equally weighted performance measures described as follows:
A.	Free Cash Flow (50%): One half of the computed Cash Incentive is based on the percentage of achievement of the pre-established quarterly and annual FCF goals, weighted across the quarterly and annual periods as shown in the first table below. The minimum, target and maximum levels of these measures and the corresponding percentage of Target Cash Incentive is as follows:
(Dollars in Thousands)

					Percent of One Half of Target
Qtr 1	Qtr 2	Qtr3	Qtr 4	Fiscal Year	Cash Incentive
Weight 25%	Weight 25%	Weight 15%	Weight 15%	Weight 20%
$X	$X	$X	$X	$X	25%
$X	$X	$X	$X	$X	100%
$X	$X	$X	$X	$X	200%
B.	Revenue Achievement (50%): The other half of the computed Cash Incentive will be based on the achievement of revenue as indicated in the following table:

Achievement of 2009	Percent of One Half of
Revenue	Target Cash Incentive
$X	25%
$X	100%
$X	200%
The entire bonus earned under this Plan, if any, will be paid in a single payment in December 2009.
Straight-line interpolation will be applied to award payouts between achievement thresholds.

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2.	Stock Incentive Goal:	•	50% Operating Income (or Loss)

		•	50% PLE Customer Renewal Rate
The pre-adjustment value of the Performance Share Incentive will be computed from two equally-weighted performance measures, described as follows:
A. Operating Income (Loss)(50%): One half of the computed Performance Share incentive will be based on the achievement of fiscal year 2009 Operating Income (Loss) weighted across the quarterly and annual periods as shown in the first table below. The minimum, target and maximum levels of these measures and the corresponding percentage of the target Performance Share Incentive will be as follows:
(Dollars in Thousands)

					Percent of One Half of Target
Qtr 1	Qtr 2	Qtr3	Qtr 4	Fiscal Year	Stock Incentive
Weight 20%	Weight 20%	Weight 20%	Weight 20%	Weight 20%
$X	$X	$X	$X	$X	25%
$X	$X	$X	$X	$X	100%
$X	$X	$X	$X	$X	200%
B. PLE Customer Renewal Rate (50%): The other half of the computed Performance Share Incentive will be based on the PLE Customer Renewal Rate in fiscal year 2009.

Achievement of 2009	Percent of One Half of
Renewal Rate	Target Cash Incentive
X%	25%
X%	100%
X%	200%
Straight-line interpolation will be applied to award payouts between achievement thresholds.
3.	Payout Modifier: Discretionary
The computed Cash and Performance Share Incentive payment may be further increased or decreased up to 20% of the Participant’s target based on the Compensation Committee’s assessment of performance relative to the achievement of strategic goals but not to exceed the maximum payable under this plan. The modifiers for the Cash Incentive and Performance Share Incentives may be different.

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APPENDIX
Terms and Conditions
Payment & Eligibility:
The Performance Share Incentive will be awarded in performance shares and, if earned, will be granted on December 17, 2009 and vest one-third on December 17, 2009, one-third on December 17, 2010 and one-third on December 17, 2011. To be eligible to receive the Performance Share grant, Participants must be employed by the Company on the date of grant.
The stock options are granted based on the Participant’s employment with the Company and will be granted December 11, 2008. To be eligible to receive the stock option grant, Participants must be employed by the Company on the date of grant. The options are time based and will vest one-third in December 2009, one-third in December 2010 and one-third in December 2011.
All performance share and stock option grants, including vesting provisions, are subject to the terms of the applicable stock grant agreements.
Definitions:
Free Cash Flow: “Free Cash Flow” is defined as The Company’s cash flow from operations less internal product development less capital expenditures all as reflected in the Company’s Consolidated Statement of Cash Flows prepared in accordance with GAAP.
Operating Income (Loss): “Operating Income (Loss)” is defined as Operating Income (Loss) per the Company’s Consolidated Statement of Operations prepared in accordance with GAAP adjusted for restructuring and impairment charges, if any, net of any current year benefit/expense associated with such charges.
PLE Customer Renewal Rate: ”PLE Customer Renewal Rate” is defined as the sum of the trailing 12 month dollar value renewal opportunities divided by the total trailing 12 month dollar value renewal orders.
Cause, Good Reason and Change in Control: These terms have the meaning ascribed to them in the stock option agreements associated with the stock options granted under this Plan.
General Provisions:
The obligations of the Company, as set forth in this document shall be subject to modification in such manner and to such extent as the CEO and the Compensation Committee of the Board of Directors deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation

Termination: A Participant shall be removed from the Plan in the event of termination of employment with the company. Upon termination, the Participant’s rights with respect to performance share and stock option awards under the Plan are governed by the applicable performance share and stock option grant agreement. Rights with respect to the Cash Incentive are as follows:
•	Death or Disability. If a Participant dies or becomes disabled before October 31, 2009, his/her Cash Incentive payment amount will be prorated to include only the quarterly achievements for the time period for which the Participant was an active PLATO employee.

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For the purposes of this Plan “Disability” means that as a result of physical or mental incapacity the Participant is unable for a period of 120 consecutive days during any consecutive 180-day period to perform his duties hereunder on a full-time basis. In the case of death, the payment amount will be given to the Participant’s estate according to current law and established guidelines and practices.

•	Voluntary or Involuntary Termination without Cause. In the event a Participant’s employment with the Company is terminated Voluntarily or Involuntarily without Cause after November 1, 2008 and before the Plan end date (October 31, 2009) his/her Cash Incentive payment amount will be prorated to include only the quarterly achievements for the time period for which the Participant was an active PLATO employee.

•	Involuntary Termination with Cause. In the event a Participant’s employment with the Company is terminated for cause after November 1, 2008 and before the Plan end date (October 31, 2009) the Participant will not be eligible for any cash payment under the terms of this plan.

•	Change in Control. In the event of a Change in Control and the new company does not continue the Plan, the Cash Incentive payment will be pro-rated through the effective date of the Change in Control and must be paid no later than 2-1/2 months following the end of the calendar year or the Company’s tax year.
Paid or Unpaid Leave of Absence. If a Participant is on a paid or unpaid leave of absence anytime between November 1, 2008 and October 31, 2009 his/her Cash Incentive payment and Performance Share Incentive will be prorated to exclude the time he/she was on such leave.
Participation for New Hire or Promotion. The Compensation Committee of the Board of Directors may decide, in its sole discretion, those individuals who are hired or promoted within the first six months of a performance period who will be eligible for a prorated award within the confines of the Plan.
Plan Administration. The plan will be administered by PLATO Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part.

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